EXHIBIT 99.1
Ranger Energy Services, Inc. Reports Third Quarter 2026 Financial Results

HOUSTON, TX — (November 9, 2026) — Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) today reported its financial and operational results for the third quarter ended September 30, 2026.
Third Quarter 2026 Financial and Operational Highlights
–Completed the acquisition of STEP Energy Services’ US coil tubing assets on October 8, 2026, creating a leading coil tubing provider in the US, with over $10 million of EBITDA contribution expected in 2027 from pro forma service line
–Secured contracts for four additional ECHO hybrid electric workover rigs with build program running ahead of schedule and positive early customer feedback bringing total fleet in operation or construction to 24 rigs
–Reported Revenue of $162.8 million for the third quarter of 2026 with Net income of $2.5 million, or $0.10 per diluted share and Adjusted EBITDA(1) of $20.1 million, representing an Adjusted EBITDA margin of 12.3%
–Generated Free Cash Flow(2) for the quarter of $20.0 million, fully paying off borrowings, while also completing significant share repurchases during the quarter totaling 142,100 shares, bringing year to date shareholder returns to $11.7M representing 64% of YTD Free Cash Flow
Management Commentary
Stuart Bodden, Ranger’s Chief Executive Officer, commented, “The past few months have marked meaningful strategic progress for Ranger. We completed the STEP coil tubing acquisition and are now positioned as the second largest coil tubing provider in the lower 48 market, expanded our contracted ECHO fleet further establishing a competitive advantage in the next generation of well-servicing equipment and navigated a challenging competitive dynamic. Strong cash generation during the quarter allowed us to repay our outstanding revolving credit facility borrowings from the AWS acquisition and exit the quarter with zero net debt, providing the financial flexibility to complete another accretive acquisition and capitalize on additional growth opportunities. These decisions, taken intentionally and
1 “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company defines Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity-based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance. A non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at: www.rangerenergy.com
2 “Free Cash Flow” is not presented in accordance with U.S. GAAP and should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. The Company defines Free Cash Flow as net cash provided by operating activities less purchase of property and equipment. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at www.rangerenergy.com.

EXHIBIT 99.1
strategically, continue to strengthen Ranger’s business as we approach 2027. The fundamentals of our business remain strong, and our longer-term potential continues to build. This potential is underpinned by our ECHO hybrid electric rig program and our targeted M&A approach that adds shareholder value at attractive prices and continues to set Ranger apart. The STEP asset acquisition gives our coiled tubing business the scale and technology to compete for the most demanding work in the basins we serve, and positions Ranger to capture additional upside opportunities in the future, expand the range of services we provide to our customers and increase the number of wells we can support.
“Additionally, we were awarded four additional rigs during the quarter, which will take our contracted ECHO fleet to 24 rigs by the end of 2027. Current customer discussions also point to additional rig commitments yet to come. The build program is running ahead of schedule, and the feedback from customers has been positive, reinforcing both efficiency of operations and enhanced safety. Combined with the STEP acquisition, which adds scale, industry-leading extended-reach technology and an experienced team to our coil tubing business, Ranger is building a differentiated oil field services platform positioned to drive earnings growth in 2027.”
Mr. Bodden continued, “This quarter we faced unexpectedly softer activity, some pricing challenges and margin degradation from increased inflationary costs across several categories, the largest being an incremental $1.5 million in employee medical costs quarter over quarter. We have spent considerable time with the team evaluating options to improve utilization and margins and have already taken action. As we head into 2027, Ranger has more ways to grow than at any point in our history. We have a fast-growing contracted ECHO fleet, an expanded coil tubing platform, reorganized Ancillary service lines and a Wireline segment that has shown its resilience. Our competitive moat is deeper now than it has ever been and we remain focused on our goal of achieving $100 million of annual EBITDA, supported by expanded platform and these initiatives. With a strong balance sheet and a consistent record of returning capital to shareholders, we are confident in Ranger’s ability to deliver durable, long-term value.”
CAPITAL RETURNS UPDATE
During the third quarter of 2026, the Company repurchased 142,100 shares of stock for a total value of $2.2 million, net of tax, at an average price of $15.74 per share. Since the inception of the share repurchase program in 2023 through the end of the third quarter of 2026, the Company has repurchased a total of 4,783,900 shares, for a total value of $54.1 million, net of tax at an average repurchase price of $11.31 per share. Additionally, today the Ranger Board of Directors declared this quarter’s cash dividend of $0.06 per share payable on December 4, 2026, to common stockholders of record at the close of business on November 20, 2026, reinforcing our commitment to a consistent return of capital each quarter.
PERFORMANCE SUMMARY
Third quarter 2026 revenue was $162.8 million, a decrease of $13.7 million from the second quarter of 2026 and an increase of $33.9 million compared to the third quarter of 2025. The sequential decrease was attributable to lower operating activity across service segments with additional explanation provided in each segment, while the year over year increase primarily reflected the contribution of the AWS business. Cost of services was $138.0 million, or 85% of revenue, in the third quarter of 2026, compared to $142.7 million in the second quarter of 2026 and $109.1 million, or 85% of revenue, in the prior year period. The year over year increase in cost of services primarily reflected the inclusion of AWS in the 2026 results. General and administrative expenses were $7.7 million in the third quarter of 2026, compared to $7.6 million in the second quarter of 2026 and $6.6 million in the third quarter of 2025. Both the second and third quarter of 2026 included additional expenses related to the AWS integration and STEP acquisition.

EXHIBIT 99.1
Net income for the third quarter of 2026 was $2.5 million, compared to $6.9 million in the second quarter of 2026 and $1.2 million in the third quarter of 2025. Fully diluted earnings per share was $0.10 for the third quarter of 2026, compared to $0.29 in the prior quarter and $0.05 in the prior year period.
Third quarter 2026 Adjusted EBITDA(1) was $20.1 million, a decrease of $8.5 million from $28.6 million in the second quarter of 2026, and an increase of $3.3 million from $16.8 million in the third quarter of 2025. The year over year improvement was driven by stronger results in the High Specification Rigs and Processing Solutions and Ancillary Services segments with inclusion of operating results from AWS while the quarter over quarter decrease was a combination of activity declines across segments and increased costs the most significant of which was employee related costs and fuel.
BUSINESS SEGMENT FINANCIAL RESULTS
High Specification Rigs
In the High Specification Rigs segment, customers have been managing their spend and budgets more closely which moderated activity during the quarter and created incremental white space across the fleet driving down revenue and rig hours. Additionally, as Ranger has gained market share through operator consolidation these past two years, smaller displaced competitors have been offering price reductions in an attempt to regain lost share with some budget-constrained customers opting to capture those potential savings. Ranger has chosen to maintain pricing discipline, and expect it to pay off as the market normalizes and budgets reset next year. Additionally, the ECHO rig program is expected to benefit us in the future as its efficiency gains are solidified pushing down overall service costs for customers.
High Specification Rigs segment revenue was $110.5 million in the third quarter of 2026, a decrease of $2.9 million from $113.4 million in the second quarter of 2026 and an increase of $29.6 million from $80.9 million in the prior year period. Rig hours decreased 2% sequentially to 143,500 from 146,800, and increased 29% year over year from 111,200. Hourly rig rates decreased modestly on a sequential basis to $770 per hour from $772 per hour, and increased 6% year over year from $727 per hour, largely reflecting the pass through of fuel surcharges as well as certain changes in asset and regional revenue mix.
Segment operating income was $8.9 million in the third quarter of 2026, a decrease of $2.3 million, or 21%, from $11.2 million in the prior quarter, and a decrease of $1.1 million, or 11%, from $10.0 million in the prior year period. Adjusted EBITDA(1) was $18.4 million, down from $20.6 million in the second quarter of 2026 and up from $15.7 million in the third quarter of 2025. The sequential decrease primarily reflected lower rig hours and increased costs across categories, but most significantly employee related expenses.
Processing Solutions and Ancillary Services
Within Processing Solutions and Ancillary Services, legacy Rentals and Plugging and Abandonment service lines continued to perform well during the third quarter. Revenue and operating results in certain service lines acquired through AWS, particularly Transportation, Mixing Plants and Tubing Inspection were below our expectations during the quarter, and we are reorganizing these operations to improve focus, utilization and profitability.
Processing Solutions and Ancillary Services segment revenue was $40.0 million in the third quarter of 2026, a decrease of $4.5 million, or 10%, from $44.5 million in the second quarter of 2026, and an increase of $9.2 million, or 30%, from $30.8 million in the prior year period. The year over year increase

EXHIBIT 99.1
was primarily attributable to higher operating activity across several service lines while the sequential decrease was driven by lower activity levels in Transportation, Coil, and Tubing Inspection and Rentals.
Segment operating income was $2.7 million in the third quarter of 2026, down from $6.3 million in the second quarter of 2026 and from $3.4 million in the prior year period. Adjusted EBITDA(1) was $6.8 million, a decrease from $10.0 million in the second quarter of 2026 and an increase from $5.5 million in the third quarter of 2025. The sequential decreases in revenue, operating income and Adjusted EBITDA primarily reflected lower activity levels during the quarter combined with some unique one time charges within the Torrent service line which affected segment results.
Wireline Services
The Wireline segment performed as expected this quarter with breaks in customer well programs driving down activity levels. The segment managed this anticipated decline in activity with timely cost reductions, demonstrating the progress made in creating a more responsive cost structure. New work programs began in October, and higher revenue is expected in the fourth quarter along with a return to mid-single-digit margins.
Wireline Services segment revenue was $12.3 million in the third quarter of 2026, a decrease of $6.3 million, or 34%, from $18.6 million in the second quarter of 2026, and a decrease of $4.9 million, or 28%, from $17.2 million in the prior year period. Wireline Completions reported 700 completed stages in the third quarter of 2026, a decrease from 2,560 in the second quarter of 2026 and from 1,800 stages in the third quarter of 2025. The decreases in revenue and completed stages reflect a decline in activity with gaps in customer work schedules.
Segment operating loss was $1.4 million in the third quarter of 2026, compared to operating income of $1.0 million in the second quarter of 2026 and an operating loss of $4.2 million in the prior year period. Adjusted EBITDA(1) was $0.2 million, compared to $3.6 million in the second quarter of 2026 and $0.4 million in the third quarter of 2025. The sequential decreases in operating income and Adjusted EBITDA primarily reflect the lower level of completed stages during the quarter.
BALANCE SHEET, CASH FLOW AND LIQUIDITY
As of September 30, 2026, the Company had total liquidity of $76.2 million with no active borrowings on the credit facility. Liquidity consisted of $70.2 million of available capacity under its revolving credit facility and $6.0 million of cash on hand. This compares to total liquidity of $67.7 million as of December 31, 2025, consisting of $57.4 million of available capacity under the revolving credit facility and $10.3 million of cash. The increase in total liquidity was driven by a paydown of the credit facility during the quarter.
Cash provided by Operating Activities was $30.5 million for the quarter and $53.5 million year to date in 2026. Free Cash Flow was $20.0 million for the third quarter and $18.3 million for the first nine months of 2026, compared to $25.8 million in the prior year period. The year over year decrease primarily reflects a growing accounts receivable and contract assets balance resulting from customer payment term changes to 90 days, partially offset by automation efforts to drive down internal receivable processing time.
Cash purchases of property and equipment were $35.2 million for year to date 2026, compared to $19.1 million in the prior year period. Approximately $16.8 million of capital expenditures year to date are related to our ECHO rig program construction payments.

EXHIBIT 99.1
Conference Call
The Company will host a conference call to discuss its third quarter 2026 results on Tuesday, November 10, 2026, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Participants within the United States may access the call by dialing 1-833-255-2829; international participants may dial 1-412-902-6710. A live audio webcast will be available through the Investor Relations section of the Company’s website at www.rangerenergy.com. Participants are encouraged to join the webcast or dial in to the conference call before the scheduled start time. An audio replay will be available on the Company’s website shortly after the conclusion of the call and will remain accessible for approximately seven days.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. The Company’s services support well operations across the full lifecycle, including completion, production, maintenance, intervention, workover and abandonment phases.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including statements regarding strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans, and management objectives, are forward-looking statements. When used in this press release, the words “may,” “should,” “intend,” “could,” “believe,” “anticipate,” “estimate,” “expect,” “outlook,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements represent Ranger’s current expectations or beliefs regarding future events, and actual results may differ materially from those described herein.
Forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Therefore, you should not place undue reliance on any of the forward-looking statements contained herein. The Company’s future results will depend upon various risks and uncertainties, including but not limited to those detailed in its filings with the U.S. Securities and Exchange Commission (“SEC”), including those set forth under “Part I, Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 5, 2026. SEC filings are available through the Company’s website or through the SEC’s EDGAR system at www.sec.gov.
All forward-looking statements included in this press release are expressly qualified in their entirety by this cautionary statement. Any forward-looking statement speaks only as of the date on which such statement is made, and except as otherwise required by applicable law, the Company undertakes no obligation to update any forward-looking statement to reflect future events or circumstances.

EXHIBIT 99.1
Investor Contact:
Melissa Cougle
Executive Vice President and Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2026	2025	2026	2025
Revenue
High Specification Rigs	$113.4	$110.5	$80.9	$333.0	$254.7
Wireline Services	18.6	12.3	17.2	41.5	56.5
Processing Solutions and Ancillary Services	44.5	40.0	30.8	123.9	93.5
Total revenue	176.5	162.8	128.9	498.4	404.7

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High Specification Rigs	93.0	92.6	65.2	273.8	204.0
Wireline Services	15.2	12.1	18.6	38.0	59.6
Processing Solutions and Ancillary Services	34.5	33.3	25.3	99.5	75.9
Total cost of services (exclusive of depreciation and amortization)	142.7	138.0	109.1	411.3	339.5
General and administrative	7.6	7.7	6.6	23.1	20.7
Depreciation and amortization	15.6	14.9	11.0	46.7	32.5
Impairment of assets	—	0.1	—	0.1	0.4
(Gain) loss on sale of assets	(1.2)	0.3	(0.4)	(1.5)	(0.6)
Change in fair value of contingent consideration	0.4	(3.0)	—	(2.3)	—
Total operating expenses	165.1	158.0	126.3	477.4	392.5

Operating income	11.4	4.8	2.6	21.0	12.2

Other income and expenses
Interest expense, net	1.1	0.7	0.4	2.6	1.0
Other income, net	—	(0.1)	(0.3)	(0.1)	(1.9)
Total other expenses (income), net	1.1	0.6	0.1	2.5	(0.9)

Income before income tax expense	10.3	4.2	2.5	18.5	13.1
Income tax expense	3.4	1.7	1.3	6.1	4.0
Net income	6.9	2.5	1.2	12.4	9.1

Income per common share:
Basic	$0.29	$0.11	$0.06	$0.53	$0.41
Diluted	$0.29	$0.10	$0.05	$0.52	$0.40
Weighted average common shares outstanding
Basic	23,694,601	23,416,260	21,769,012	23,593,251	22,208,218
Diluted	23,995,214	23,810,785	22,082,764	23,965,187	22,520,080

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$6.0	$10.3
Accounts receivable, net	113.5	77.9
Contract assets	23.2	17.1
Inventory	3.1	3.1
Prepaid expenses and other current assets	11.7	12.5
Assets held for sale	0.2	0.3
Total current assets	157.7	121.2

Property and equipment, net	274.0	280.9
Intangible assets, net	4.3	4.9
Operating leases, right-of-use assets	8.6	11.0
Other assets	1.4	1.3
Total assets	$446.0	$419.3

Liabilities and Stockholders' Equity
Accounts payable	26.9	25.3
Accrued expenses	34.6	25.4
Other financing liability, current portion	0.8	0.7
Long-term debt, current portion	—	3.5
Short-term lease liability	10.1	11.3
Short-term contract liability	4.7	0.5
Other current liabilities	0.1	2.5
Total current liabilities	77.2	69.2

Long-term lease liability	13.6	16.8
Other financing liability	9.0	9.6
Deferred tax liability	28.4	23.5
Long-term contract liability	14.3	—
Other long-term liabilities	0.1	0.1
Total liabilities	$142.6	$119.2

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 28,731,205 shares issued and 23,395,477 shares outstanding as of September 30, 2026; 28,435,316 shares issued and 23,563,288 shares outstanding as of December 31, 2025	0.3	0.3
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of September 30, 2026 and December 31, 2025	—	—
Less: Class A Common Stock held in treasury at cost; 5,335,728 treasury shares as of September 30, 2026 and 4,872,028 treasury shares as of December 31, 2025	(58.1)	(50.9)
Retained earnings	57.0	48.9
Additional paid-in capital	304.2	301.8
Total controlling stockholders' equity	303.4	300.1
Total liabilities and stockholders' equity	$446.0	$419.3

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Nine Months Ended September 30,
	2026	2025
Cash Flows from Operating Activities
Net income	$12.4	$9.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46.7	32.5
Equity based compensation	4.9	4.9
Gain on sale of assets	(1.5)	(0.6)
Impairment of assets	0.1	0.4
Deferred income tax expense	4.9	3.6
Change in fair value of contingent consideration	(2.3)	—
Other expenses	1.2	2.0
Changes in operating assets and liabilities
Accounts receivable, net	(35.1)	(6.0)
Contract assets	(6.1)	1.0
Inventory	(0.3)	(0.1)
Prepaid expenses and other current assets	0.8	3.6
Other assets	2.2	1.7
Accounts payable	1.4	(2.9)
Accrued expenses	9.4	(2.6)
Contract liability	17.5	—
Other current liabilities	(2.6)	(1.8)
Other long-term liabilities	(0.1)	0.1
Net cash provided by (used in) operating activities	53.5	44.9

Cash Flows from Investing Activities
Purchase of property and equipment	(35.2)	(19.1)
Proceeds from disposal of property and equipment	2.6	1.6
Net cash used in investing activities	(32.6)	(17.5)

Cash Flows from Financing Activities
Borrowings under Revolving Credit Facility	105.1	0.3
Principal payments on Revolving Credit Facility	(108.6)	(0.3)
Principal payments on financing lease obligations	(7.2)	(5.1)
Principal payments on other financing liabilities	(0.5)	(0.5)
Dividends paid to Class A Common Stock stockholders	(4.4)	(4.1)
Shares withheld for equity compensation	(2.4)	(1.9)
Repurchase of Class A Common Stock	(7.2)	(11.5)
Net cash provided by (used in) financing activities	(25.2)	(23.1)

Increase (decrease) in cash and cash equivalents	(4.3)	4.3
Cash and cash equivalents, Beginning of Period	10.3	40.9
Cash and cash equivalents, End of Period	$6.0	$45.2

Supplemental Cash Flow Information
Interest paid	$2.3	$1.5
Supplemental Disclosure of Non-cash Investing and Financing Activities
Capital expenditures included in accounts payable	$(0.3)	$0.1
Additions to fixed assets through installment purchases and financing leases	$(4.7)	$(4.2)
Additions to fixed assets through asset trades	$(1.9)	$(1.6)

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Free Cash Flow, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Free Cash Flow should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed below from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax expense, depreciation and amortization, equity‑based compensation, acquisition‑related costs, severance and reorganization costs, gain or loss on sale of assets, significant and unusual legal fees and settlements, impairment of assets, employee retention credit, inventory adjustment, adjustment to contingent consideration, contract liability revenue recognition, and certain other non‑cash and certain other items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1

The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the respective periods, in millions:

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended September 30, 2026
Net income (loss)	$8.9	$(1.4)	$2.7	$(7.7)	$2.5
Interest expense, net	—	—	—	0.7	0.7
Income tax expense	—	—	—	1.7	1.7
Depreciation and amortization	9.0	1.6	4.0	0.3	14.9
EBITDA	17.9	0.2	6.7	(5.0)	19.8
Impairment of assets	—	—	—	0.1	0.1
Equity based compensation	—	—	—	1.7	1.7
Loss on sale of assets	—	—	—	0.3	0.3
Severance and reorganization costs	0.1	—	—	—	0.1
Acquisition related costs	0.7	—	0.1	0.6	1.4
Adjustment to contingent consideration	—	—	—	(3.0)	(3.0)
Contract liability revenue recognition	(0.3)	—	—	—	(0.3)
Adjusted EBITDA	$18.4	$0.2	$6.8	$(5.3)	$20.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended June 30, 2026
Net income (loss)	$11.2	$1.0	$6.3	$(11.6)	$6.9
Interest expense, net	—	—	—	1.1	1.1
Income tax expense	—	—	—	3.4	3.4
Depreciation and amortization	9.2	2.4	3.7	0.3	15.6
EBITDA	20.4	3.4	10.0	(6.8)	27.0
Equity based compensation	—	—	—	1.6	1.6
Gain on sale of assets	—	—	—	(1.2)	(1.2)
Severance and reorganization costs	0.2	0.2	—	—	0.4
Acquisition related costs	—	—	—	0.4	0.4
Adjustment to contingent consideration	—	—	—	0.4	0.4
Adjusted EBITDA	$20.6	$3.6	$10.0	$(5.6)	$28.6

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended September 30, 2025
Net income (loss)	$10.0	$(4.2)	$3.4	$(8.0)	$1.2
Interest expense, net	—	—	—	0.4	0.4
Income tax expense	—	—	—	1.3	1.3
Depreciation and amortization	5.7	2.8	2.1	0.4	11.0
EBITDA	15.7	(1.4)	5.5	(5.9)	13.9
Equity based compensation	—	—	—	1.6	1.6
Gain on sale of assets	—	—	—	(0.4)	(0.4)
Severance and reorganization costs	—	0.1	—	—	0.1
Acquisition related costs	—	0.1	—	—	0.1
Legal fees and settlements	—	—	—	0.2	0.2
Employee retention credit	—	—	—	(0.3)	(0.3)
Inventory adjustment	—	1.6	—	—	1.6
Adjusted EBITDA	$15.7	$0.4	$5.5	$(4.8)	$16.8

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Nine Months Ended September 30, 2026
Net income (loss)	$30.5	$(2.8)	$13.2	$(28.5)	$12.4
Interest expense, net	—	—	—	2.6	2.6
Income tax expense	—	—	—	6.1	6.1
Depreciation and amortization	28.7	6.3	11.2	0.5	46.7
EBITDA	59.2	3.5	24.4	(19.3)	67.8
Impairment of assets	—	—	—	0.1	0.1
Equity based compensation	—	—	—	4.9	4.9
Gain on sale of assets	—	—	—	(1.5)	(1.5)
Severance and reorganization costs	0.3	0.2	—	—	0.5
Acquisition related costs	1.2	0.3	0.1	1.2	2.8
Adjustment to contingent consideration	—	—	—	(2.3)	(2.3)
Contract liability revenue recognition	(0.3)	—	—	—	(0.3)
Adjusted EBITDA	$60.4	$4.0	$24.5	$(16.9)	$72.0

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Nine Months Ended September 30, 2025
Net income (loss)	$34.0	$(11.2)	$11.2	$(24.9)	$9.1
Interest expense, net	—	—	—	1.0	1.0
Income tax expense	—	—	—	4.0	4.0
Depreciation and amortization	16.7	8.1	6.4	1.3	32.5
EBITDA	50.7	(3.1)	17.6	(18.6)	46.6
Impairment of assets	—	—	—	0.4	0.4
Equity based compensation	—	—	—	4.8	4.8
Gain on sale of assets	—	—	—	(0.6)	(0.6)
Severance and reorganization costs	—	0.7	—	0.1	0.8
Acquisition related costs	—	0.5	0.1	0.1	0.7
Legal fees and settlements	—	—	—	0.5	0.5
Employee retention credit	—	—	—	(1.9)	(1.9)
Inventory adjustment	—	1.6	—	—	1.6
Adjusted EBITDA	$50.7	$(0.3)	$17.7	$(15.2)	$52.9
Free Cash Flow
We believe Free Cash Flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of Free Cash Flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows.
The following table is a reconciliation of consolidated operating cash flows to Free Cash Flow for the respective periods, in millions:

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net cash provided by operating activities	$30.5	$13.6	$53.5	$44.9
Purchase of property and equipment	(10.5)	(5.6)	(35.2)	(19.1)
Free Cash Flow	$20.0	$8.0	$18.3	$25.8